SUB-ITEM 77E:  LEGAL PROCEEDINGS

Since February 2004, Federated
and related entities (collectively,
Federated) have been named as
defendants in several lawsuits,
that were consolidated into a
single action in the United states
District Court for the Western
District of Pennsylvania,
alleging excessive
advisory fees involving one
of the Federated-sponsored
mutual funds. Without admitting
the validity of any claim,
Federated reached a final
settlement with the Plaintiffs
in these cases in April 2011.